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                                                                    EXHIBIT 99.1

APPLIEDTHEORY MEDIA CONTACT:
Natalie Wilkins
Clarus Public Relations
Ph: (303) 296-0343
nwilkins@claruspr.com

APPLIEDTHEORY INVESTOR RELATIONS CONTACT:
Angelo Gencarelli
SVP and CFO
Ph: 315-453-2912 ext 5334
agencare@appliedtheory.com



                      APPLIEDTHEORY RESTRUCTURES DEBENTURE

   Debenture holder agrees to give AppliedTheory $6 million new line of credit

NEW YORK (JULY 11, 2001) - AppliedTheory Corporation (NASDAQ: ATHY), the Internet knowledge, development and managed hosting partner for hundreds of large corporations, announced today that it has come to an agreement with an investor syndicate led by The Palladin Group to restructure its existing financing arrangement.

The terms of the deal call for the Debentures to be restructured to fix conversion prices, without further scheduled reset, at $.90 per share for $6.5 mm; $1.22 per share for $6.5 mm; $1.80 per share for $6.5 mm; $2.70 per share for $6.5 mm; $3.60 per share for the balance of the debentures. All stock purchase warrants have been eliminated.

In a separate transaction, AppliedTheory has secured a new $6 million line of credit (LOC) from the same investors. This LOC is based upon AppliedTheory accounts receivable, and it and the Debentures are secured by AppliedTheory's assets.

"This restructuring of the Debenture and the associated infusion of working capital is a significant milestone in ensuring a viable future for AppliedTheory," said Danny E. Stroud, president and Chief Executive Officer. "We now have a debenture structure that is predictable, which can help us fully realize the value and potential of the company. As importantly, the infusion of capital at this particular time gives us enough liquidity to fund our business to EBITDA breakeven."

More exact details and terms of the deals will be made available in the Company's upcoming filing of form 8-K with the Securities and Exchange Commission.

ABOUT APPLIEDTHEORY CORPORATION

Industry pioneer AppliedTheory combines its unparalleled knowledge base with the ability to build, integrate and manage Internet business solutions for hundreds of large corporations wanting to remain competitive in an increasingly complex online economy. AppliedTheory's proactive responsiveness to changing business requirements have
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earned the company a 97 percent retention rate from customers, including AOL,
America's Job Bank and The Stanley Works. The company offers a comprehensive and fully integrated suite of e-Business, hosting, connectivity and security services, providing one of the industry's most reliable single sources for large enterprise Internet needs. For additional information about the company, visit www.appliedtheory.com.

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Statements in this press release regarding AppliedTheory's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include competitive factors, general economic conditions, currency fluctuations, and other risks detailed in the Company's registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.